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                                                               EXHIBIT (a)(1)(E)
                           OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING LIMITED PARTNERSHIP UNITS

                                       OF

                 AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.

                                       AT

                                 $_____ PER UNIT

                                       BY
                           ARVP III ACQUISITION, L.P.
                                       AND

                             SOLICITATION OF CONSENT
                               TO MERGER PROPOSAL

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC TIME, ON _______________, ____, 2004, UNLESS EXTENDED.

                                                                   ________,2004

To Custodians and Brokers:

         ARVP III Acquisition, L.P., a California limited partnership (the "Purchaser", of which ARV Assisted Living, Inc., a Delaware corporation ("ARV"), is the General Partner, is offering to purchase any and all of the outstanding limited partnership units ("Units") of American Retirement Villas Properties III, L.P., a California limited partnership (the "Partnership"), at a net cash price of $____ per Unit, without interest (the "Offer Price"), reduced by the amount of any cash distributions made or declared by the Partnership from the date hereof until the date on which the Purchaser purchases the Units tendered pursuant to, and upon the terms and conditions set forth in, the Purchaser's Offer to Purchase and Consent Solicitation Statement dated __________, 2004 (the "Offer to Purchase and Consent Solicitation Statement"), and in the related Agreement of Assignment and Transfer (which, together with any amendments or supplements thereto, constitute the "Offer"). ARV is also the General Partner of the Partnership and holds approximately 52.5% of the Units.

         The Offer is conditioned upon, among other things, Purchaser's obtaining the consent of the Limited Partners of the Partnership who collectively hold more than 50% of the Units not held by ARV to a merger proposal (the "Merger Proposal") to effect a merger pursuant to which each Unit not held by ARV or its subsidiaries would be converted into the right to receive cash at the Offer Price. Although we have reserved the right to waive this condition, we are under no obligation to do so. Purchaser is making the Offer and seeking the consents of the Limited Partners to the Merger Proposal in order to acquire the entire equity interest in the Partnership, thereby enabling Purchaser to make the Partnership a private, wholly-owned subsidiary of ARV.

         Enclosed, for your information only, are the following documents relating to the Offer and Consent Solicitation, which we have mailed to all unitholders of the Partnership (the "Unitholders"):

         1. Offer to Purchase and Consent Solicitation Statement dated __________, 2004;

         2. Agreement of Assignment and Transfer to be used by Unitholders in accepting the Offer (the "Agreement of Assignment and Transfer");

         3. Consent Form to be used by the Unitholders in consenting to the Merger Proposal (the "Consent Form");

         4.       A Letter from the Purchaser to Unitholders;

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         5.       Notice of Withdrawal to be used by Unitholders in withdrawing from the Offer;

         6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         7. The Partnership's Form 10-K for the fiscal year ended December 31, 2002.

A PACKAGE CONTAINING THE ENCLOSED DOCUMENTS HAS CONTEMPORANEOUSLY BEEN SENT DIRECTLY TO ALL UNITHOLDERS. THE ENCLOSED DOCUMENTS ARE BEING FURNISHED TO YOU FOR YOUR INFORMATION ONLY, AND NO ACTION ON YOUR PART IS REQUESTED AT THIS TIME.

         In all cases, payment for Units accepted for payment pursuant to the Offer will be made only after the Offer expires, the holders of at least 50% of the outstanding Units not held by ARV consent to the Merger Proposal, and timely receipt by the Information Agent, at the applicable address set forth on the back cover of the Offer to Purchase and Consent Solicitation Statement, of (a) a signed and completed Agreement of Assignment and Transfer and Consent Form (or a facsimile thereof), properly completed and duly executed, together with any confirmation required from any custodian of tendered Units, and (b) any other documents required by the Offer to Purchase and Consent Solicitation Statement. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE OF THE UNITS TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Neither the Purchaser nor the General Partner will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Units pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers, if necessary.

         The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Units to it.

         CLIENTS FOR WHOSE ACCOUNT YOU HOLD UNITS MAY REQUIRE YOUR CONFIRMATION OF THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND/OR THE CONSENT FORM IN ORDER TO VALIDLY TENDER THEIR UNITS TO THE PURCHASER PURSUANT TO THE OFFER AND/OR CONSENT TO THE MERGER PROPOSAL. THE INFORMATION AGENT AND/OR YOUR CLIENTS MAY CONTACT YOU IN THIS REGARD TO ENSURE THE VALID AND TIMELY CONFIRMATION OF THESE DOCUMENTS.

         Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          ARVP III Acquisition, L.P.

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE GENERAL PARTNER, THE PARTNERSHIP, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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